Exhibit 99.2

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

CROWN CASTLE INTERNATIONAL ANNOUNCES CASH

TENDER OFFERS AND CONSENT SOLICITATIONS FOR

10 3/4% SENIOR NOTES, 9 3/8% SENIOR NOTES, 7.5% SENIOR

NOTES AND 7.5% SERIES B SENIOR NOTES

May 17, 2005 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that it has commenced cash tender offers and consent solicitations for all of its outstanding 10¾% Senior Notes due 2011 (CUSIP Number 228227AJ3) (the “10¾% Notes”), 9 3/8% Senior Notes due 2011 (CUSIP Number 228227AS3) (the “9 3/8% Notes”), 7.5% Senior Notes due 2013 (CUSIP Number 228227AW4) (the “7.5% Notes”) and 7.5% Series B Senior Notes due 2013 (CUSIP Number 228227AY0) (the “7.5% Series B Notes” and, together with the 10 3/4% Notes, 9 3/8% Notes and 7.5% Notes, the “Notes”).

The tender offers and consent solicitations are being made upon the terms and conditions in the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated May 17, 2005. The tender offers will expire at midnight (EST) on June 14, 2005, unless extended or terminated (the “Expiration Date”). Notes tendered on or before 5:00 p.m. (EST) on May 31, 2005, unless extended (the “Consent Date”), may be withdrawn at any time on or prior to the Consent Date, but not thereafter. Notes tendered after the Consent Date may not be withdrawn.

Under the terms of the tender offer for each series of Notes, the consideration for each $1,000 principal amount of Notes tendered will be determined on May 31, 2005, the eleventh business day before the scheduled Expiration Date (the “Price Determination Date”). At any time after the Consent Date and prior to the Expiration Date (such time, the “Initial Optional Early Acceptance Date”), Crown Castle may elect to accept for payment all Notes of a series tendered on or prior

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to such Initial Optional Early Acceptance Date. Payment for all Notes so accepted will be made promptly thereafter (the “Initial Optional Early Payment Date”). Concurrent with an Initial Optional Early Acceptance Date, Crown Castle will waive all conditions to the tender offer applicable to the series of Notes so accepted and Notes of such series tendered after the Initial Optional Early Acceptance Date and before the Expiration Date will be accepted for payment on each business day during such period for prompt settlement.

The consideration for each $1,000 principal amount of Notes of a series tendered will be an amount equal to (i) the sum of the present values as of June 8, 2005, of (A) the redemption price applicable to such series of Notes (as set forth in the table below) on the earliest date on which Notes of such series may be redeemed (as set forth in the table below) and (B) the interest that would accrue on the applicable series of Notes so tendered from (but not including) the most recent payment of interest up to (but not including) the earliest redemption date, in each case determined on the basis of a yield from June 8, 2005 to the earliest redemption date equal to the sum of (x) the yield to maturity on the reference security applicable to such series of Notes (as set forth in the table below) as of the Price Determination Date, and (y) 50 basis points, minus (ii) interest from the most recent payment of interest preceding the Initial Optional Early Payment Date to (but not including) such date, minus (iii) the consent payment described below of $40.00. In addition, holders who tender their Notes will receive accrued and unpaid interest, if any, from the date of the most recent payment of interest to (but not including) the applicable payment date.

Notes	Redemption Price	Earliest Redemption Date	Reference Security
10 3/4% Notes	$1,053.75	August 1, 2005	1 1/2% U.S. Treasury Note due July 31, 2005

9 3/8% Notes	$1,046.88	August 1, 2006	2 3/4% U.S. Treasury Note due July 31, 2006

7.5% Notes	$1,037.50	December 1, 2008	3 3/8% U.S. Treasury Note due November 15, 2008

7.5% Series B Notes	$1,037.50	December 1, 2008	3 3/8% U.S. Treasury Note due November 15, 2008

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In conjunction with the tender offers, Crown Castle is also soliciting consents from holders of each series of Notes to eliminate substantially all of the restrictive covenants and certain events of default under the Indenture related to each series of Notes. Holders cannot tender their Notes without delivering their consent and cannot deliver a consent without tendering their Notes.

Crown Castle will pay a consent payment of $40.00 per $1,000 principal amount of Notes tendered on or prior to the Consent Date. Holders who tender their Notes after the Consent Date will not receive the consent payment.

The closing of each tender offer is subject to certain conditions, including (i) the closing of a private financing, which is currently expected to close on or about June 8, 2005, and (ii) the receipt of the required consents to amend the Indenture related to the applicable series of Notes.

Crown Castle has retained Morgan Stanley to serve as the Dealer Manager and Solicitation Agent for the tender offers and consent solicitations. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent, by telephone at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or in writing at 105 Madison Avenue, New York, NY 10016, Attention: Kevin Auten. Questions regarding the tender offers or the consent solicitations may be directed to Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-1864 (collect), or in writing at 1585 Broadway, New York, NY 10036, Attention: Arthur Rubin.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offers and consent solicitations are being made only in reference to the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated May 17, 2005.

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding the terms of the tender offers and consent solicitations relating to each series of Notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

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Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

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